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                                                                     EXHIBIT 5.1



                                August 25, 1998



WORK International Corporation
700 Louisiana, Suite 3900
Houston, Texas 77002

     Re:  Opinion as to Legality of Common Stock of WORK International
     Corporation

Gentlemen:

     We have examined the articles of incorporation and bylaws, both as amended to date, and the corporate proceedings of WORK International Corporation, a Texas corporation ("Company"), relating to the registration under the Securities Act of 1933, as amended, of 7,427,084 shares of Common Stock, $.001 par value, which are being registered on behalf of the Company and have made such other examinations as we deem necessary in the premises, and from such examinations we are of the opinion that:

     1. The Company is a validly organized and existing corporation under the laws of the State of Texas.

     2. The certificates for the Common Stock of the Company are in due and proper form; and the up to 7,427,084 shares (consisting of 6,458,334 firm shares and up to 968,750 additional shares contingently issuable upon exercise of the underwriters' over allotment option) of Common Stock to be sold by the Company will, when issued, be validly issued, fully paid and non-assessable outstanding securities of the Company.

     We consent to the use of this opinion and the reference to our firm in the Registration Statement and Prospectus.

                              Very truly yours,

                              /s/ Porter & Hedges, L.L.P.

                              PORTER & HEDGES, L.L.P.